Exhibit 10.20

Summary of Director Compensation for Fiscal 2006

          Each member of the Board of Directors (the “Board”) who is not an employee of Tredegar or any of its subsidiaries receives $1,500 for attendance at each Board meeting with respect to which such director participates. The non-executive/non-employee Chairman of the Board of Directors receives an additional $500 for attendance at each Board meeting. Each director who is a member of Tredegar’s Audit Committee, Executive Compensation Committee and Nominating and Governance Committee (the “Committees”), including the chairperson of each such Committee, receives $1,250 for attendance at each meeting of the Committee with respect to which such director participates.

          In addition to individual meeting fees, each Board member receives an annual retainer of $16,000 plus 400 shares of Tredegar common stock. The non-executive/non-employee Chairman of the Board receives an additional annual retainer of $8,000. These retainers are payable in equal quarterly installments.

          In addition to individual Committee meeting fees, the Committee chairpersons receive the following annual retainers, payable in equal quarterly installments commencing after their election to such position by the Board:

Audit Committee Chairperson	$ 5,000
Executive Compensation Committee Chairperson	$ 2,000
Nominating & Governance Committee Chairperson	$ 2,000